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                                                                    EXHIBIT 99.1

                              LIST OF GROUP MEMBERS


    The group members filing this Schedule 13G pursuant to Rule 13d-1(c) are:

Mapleleaf Capital, Ltd., a Texas limited partnership;

Sunwestern Investment Fund III Limited Partnership, a Texas limited partnership; and

Sunwestern Cayman (1988) Partners, a Texas limited partnership.